Nanci Caldwell Appointed to Equinix Board of Directors

REDWOOD CITY, Calif., Dec. 15, 2015 /PRNewswire/ -- Equinix, Inc. (Nasdaq: EQIX), the global interconnection and data center company, today announced that it has appointed Nanci Caldwell to its Board of Directors. Caldwell also currently sits on the Boards of CIBC and Citrix Systems.

"Nanci is an industry veteran with more than 25 years of experience leading sales and marketing teams around the globe," said Peter Van Camp, chairman of the Board of Directors, Equinix. "Her expertise in enterprise technology brings a valuable perspective to our Board as we continue to pursue the nearly 350,000 enterprises that are experiencing a major transformation in IT."

Ms. Caldwell is the former Executive Vice President and Chief Marketing Officer of PeopleSoft Inc. in Pleasanton, California. Prior to joining PeopleSoft, she spent nearly two decades at Hewlett Packard in increasingly senior and executive sales and marketing roles in Canada and the U.S.

Caldwell's experience includes advising on all aspects of corporate strategy, including mergers and acquisitions and product direction, organizational restructuring, transitioning from product to customer and solution-focused business models, and enhancing and extending global brands.

"I'm extremely impressed by the Equinix leadership team, culture and mission. It is an honor to be joining the Equinix Board," said Caldwell.

Caldwell previously served on public company boards at TIBCO Software Inc., Deltek Systems Inc. and Hyperion Inc.

About Equinix
Equinix, Inc. (Nasdaq: EQIX) connects the world's leading businesses to their customers, employees and partners inside the most interconnected data centers. In 33 markets across five continents, Equinix is where companies come together to realize new opportunities and accelerate their business, IT and cloud strategies. www.equinix.com.

Forward Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenue from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc.
International Business Exchange is a trademark of Equinix, Inc.

CONTACT: Press, Liam Rose, +1 (650) 598-6590, lrose@equinix.com, or Equinix Investor Relations, Katrina Rymill, +1 (650) 598-6583, krymill@equinix.com, or Paul Thomas, +1 (650) 598-6442, pthomas@equinix.com